Supplemental Information January 5, 2018 – Subject to FRE 408 – – For Settlement Purposes Only – Exhibit 99.4

Forward-Looking Statements In this presentation, all statements that are not purely historical facts (including statements which address the Company’s strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are not guarantees of results, and actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that could cause material impacts on the Company’s historical or anticipated financial results. Although the Company believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Company and the following important factors, among others, that could cause actual results to differ materially from those projected in such forward-looking statements: the Debtors’ ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases and the outcomes of Bankruptcy Court rulings and the Chapter 11 Cases in general; the effectiveness of the overall restructuring activities pursuant to the Chapter 11 Filings and any additional strategies that the Debtors may employ to address their liquidity and capital resources; the actions and decisions of creditors, regulators and other third parties that have an interest in the Chapter 11 Cases; the actions and decisions of the Company’s material vendors, suppliers and customers in response to the Chapter 11 Cases; and restrictions on the Debtors due to the terms of the Debtor’s Superpriority Senior Debtor-in-Possession Credit Agreement that the Debtors have entered into in connection with the Chapter 11 Cases and restrictions imposed by the Bankruptcy Court. Many of these factors are beyond the Company’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. All such statements speak only as of the date made, and the Company (and its advisors, including Guggenheim Securities) expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Approximately, $2.0 million (3,600 tons x $600/ton) of the $2.5 million categorized as “mix” variance in the bridge is volume related but not directly revenue related due to higher production costs in Appleton: Start of the inventory build for the Carbonless Consolidation Replenishment of Carbonless inventory that was damaged in the Appleton warehouse in June as a result of a tornado. Some insurance recovery was received but was not entirely offset. Replenished product was required to be made in Appleton based on available capacity 1 2017 Carbonless Variance Detail

2017 Current forecast net sales of $271.7 million is down $(5.5) million (-2.0%) compared to 2017 Prior forecast of $277.2 million Mainly driven by lower sales volume in North American carbonless rolls, international sheets, security and digital papers 2017 Current forecast EBITDA of $30.0 million is down $(3.6) million compared to 2017 Prior forecast of $33.6 million Carbonless Volume $(2.8) Reduced realized / forecasted volumes (1.7% decline) Price $(0.2) Reduced realized / forecasted pricing Mix $(2.5) International carbonless rolls mix Mfg. Raw Matls $(0.9) Inflation Mfg. Spend $3.2 Manufacturing spend reduction Other $(0.4) Key 2017 Carbonless Variance Commentary $ Millions 2017 Carbonless EBITDA Variances (Current vs. Prior Forecast) FOR REFERENCE ONLY 1

Revenue Bridge Q4 2017E vs. Q4 2016A $ Millions 2 Carbonless revenue down $(2.9) million in aggregate, consisting of Volume – $(4.0) million; (6.1%) Price / Mix – $1.1 million; 1.7% Thermal revenue up $0.4 million in aggregate, consisting of Volume – $2.1 million; 2.1% Price / Mix – $(1.7) million; (1.7%)

EBITDA Bridge Q4 2017E vs. Q4 2016A $ Millions 2 Carbonless Thermal Volume $0.7 Increased forecasted volumes Price / Mix $(1.4) TLE price: $(1.7)M TLE mix: $0.3M Mfg. Raw Matls and Spend $1.5 Favorable mfg. spending DC and Freight Costs $(0.5) Higher freight cost due to Chapter 11 filing SG&A and Other Expenses $(0.7) Volume $(2.2) Secular decline in carbonless Price / Mix $0.8 Increased pricing of $1.1M Higher International and Colored Bond mix by $(0.3) Mfg. Raw Matls and Spend $(1.0) Inflation Spring Mill Annual Shutdown $(4.0) DC and Freight Costs $(0.4) Higher freight cost due to Chapter 11 filing SG&A and Other Expenses $(0.3) Note: Corporate unallocated costs account for $(0.9)M.

Thermal Volumes 3 Thousands of tons Increase compared to prior period Decrease compared to prior period

Volume decline primarily as a result of the Carbonless Consolidation initiative and secular declines Partially offset by digital 4 2018 Carbonless Volume Decline

The Company is not delaying capital spend on projects critical to run the business There are certain growth / opportunistic capital projects that the Company could pursue 6 Capital Expenditure Commentary